For Immediate Release

Ferro Reports 2012 First-Quarter Results

CLEVELAND, Ohio – April 25, 2012 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $466 million for the three-month period ended March 31, 2012, compared with net sales of $573 million in the first quarter of 2011. The Company recorded net income attributable to common shareholders of $1.3 million, or $0.01 per diluted share, in the 2012 first quarter, compared with $22.7 million, or $0.26 per diluted share, in the prior-year quarter. The adjusted net income attributable to common shareholders, excluding special charges, was $3.9 million, or $0.04 per diluted share, compared with $25.1 million, or $0.29 per diluted share, in the first quarter of 2011.

“Ferro generated income and positive earnings in the 2012 first quarter and sales increased in all businesses except Electronic Materials compared with the first quarter of 2011. While we continued to experience weak demand for conductive pastes and powders in our Electronic Materials business, we recorded sequential sales and income improvement in our Performance Coatings, Color and Glass Performance Materials, Polymer Additives, and Specialty Plastics businesses, compared with the fourth quarter of 2011,” said Chairman, President and Chief Executive Officer James F. Kirsch. “We will continue to carefully manage costs, expenses and cash, given the existing uncertainties regarding the timing and strength of a recovery of solar paste demand in the Electronic Materials business.”

2012 First-Quarter Results

Net sales for the three months ended March 31, 2012, were $466 million, a decline of 19 percent from net sales of $573 million in the first quarter of 2011. Reduced sales of Electronic Materials products, including precious metal sales, were the driver of the decline in consolidated net sales. Excluding the Electronic Materials segment, sales increased by 6.5 percent. Reduced customer demand for conductive pastes used in solar cell applications and metal powders used in a variety of electronic products resulted in a $131 million decline in sales for the Electronic Materials segment, including an $88 million decline in sales of precious metals due to reduced volume and lower silver prices. Demand for conductive pastes remains weak. Sales increased in the Performance Coatings, Specialty Plastics, Polymer Additives, Color and Glass Performance Materials and Pharmaceuticals segments compared with the prior-year quarter.
Gross profit was $88 million, or 18.9 percent of net sales, during the 2012 first quarter, compared with $120 million, or 21.0 percent of net sales, during the first quarter of 2011. Excluding special charges, gross profit was 21.0 percent of sales excluding precious metalsduring the quarter, compared with 27.5 percent in the first quarter of 2011. The primary driver of the decline in gross profit dollars was lower sales volume in the Electronic Materials segment, including conductive pastes and powders sold to manufacturers of solar cells and other electronic products. During the 2012 first quarter, gross profit was reduced by charges of $0.7 million, related to residual costs at closed manufacturing sites that were affected by prior-period restructuring actions. In the first quarter of 2011, gross profit was reduced by charges of $1.6 million, primarily as a result of residual costs at closed manufacturing sites.

Selling, general and administrative (“SG&A”) expenses were $78 million during the first quarter compared with $77 million in the prior-year quarter. SG&A expenses were 16.7 percent of net sales during the quarter, compared with 13.4 percent of net sales in the first quarter of 2011. Increased pension expense, salary adjustments and higher expenses related to an initiative to streamline and standardize business processes and improve management information systems tools contributed to higher SG&A expenses for the quarter. These increases were partially offset by lower depreciation expense and cost containment in other discretionary SG&A spending. SG&A expenses during the 2012 first quarter included special charges of $1.8 million, primarily related to expenses at sites that were closed during earlier restructuring actions and severance expenses. During the first quarter of 2011, SG&A expense included $1.1 million in charges, primarily related to residual expenses at closed sites impacted by prior-period restructuring actions.

Restructuring and impairment charges were $0.3 million in the first quarter of 2012, compared with $1.6 million in the prior-year quarter. The decline reflects the continued winding down of the Company’s multi-year manufacturing rationalization activities.

Interest expense was $6.7 million during the 2012 first quarter, down slightly from the prior-year period. Compared with the first quarter of 2011, average borrowings declined in the 2012 first quarter.

Net income attributable to common shareholders for the 2012 first quarter was $1.3 million, or $0.01 per diluted share, compared with $22.7 million, or $0.26 per diluted share, in the first quarter of 2011. The adjusted net income attributable to common shareholders for the 2012 first quarter was $0.04 per diluted share, excluding special charges, compared with adjusted earnings of $0.29 per diluted share in the first quarter of 2011. A reconciliation of reported results to adjusted results excluding special charges is available in the supplementary financial data included in this press release.

Cash used by operating activities was $11.0 million during the first quarter of 2012, compared with $28.6 million used in the prior-year quarter. Cash flow in the 2011 first quarter benefited from the return of $28.1 million in cash deposits for precious metal leases. There were no cash deposits related to precious metal leases during the first quarter of 2012, and no deposit-related impact on cash flow. The decrease in cash used by operating activities during the quarter was driven by lower cash used in inventory and receivables.

The Company has refined its methodology for the allocation of corporate expenses to its reportable segments beginning with the 2012 first quarter to better align segment reporting to the current manner in which strategic decisions are made and resources allocated. Prior-period results have been adjusted to be consistent with the new methodology. The effect of the change was to reduce unallocated corporate expenses, with a corresponding increase in total segment expenses. This change has no net effect on the consolidated income reported by the Company. Prior-year segment income and unallocated corporate expenses shown in the tables within this press release have been adjusted to reflect the current allocation methodology. Income by segment for the prior eight quarters, adjusted to reflect the new allocation methodology, is shown in the supplementary table included in this press release.

2012 Outlook

The Company expects 2012 sales, excluding precious metal pass-throughs, to be approximately the same as in 2011, after including the negative impact of lower forecasted foreign exchange rates. Sales of precious metals are expected to decline due to lower average prices and lower volume. The sales outlook assumes modest economic growth in all regions except Europe.

Sales of Electronic Materials products are expected to be lower in 2012 compared with 2011. However, sales of these products are expected to improve during the course of 2012, with most of the improvement expected in the second half of the year. The 2012 worldwide demand for solar power is expected to be flat to down, after taking into account recent changes in European incentive programs. The Company has limited visibility regarding the strength and timing of a recovery in demand for solar pastes and the pace of customer adoption of the Company’s new paste products.

Based on the Company’s current view of demand for its Electronic Materials products, adjusted earnings per share in 2012 are expected to be toward the low end of the previously provided guidance range of $0.40 to $0.65 per diluted share.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, plus restructuring and impairment charges, and other special charges, adjusted for a normalized tax rate that is consistent with the Company’s expected future effective tax rate excluding discrete items, and divided by the average number of common shares outstanding. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Conference Call

The Company will host a conference call to discuss its first quarter financial results, its outlook for general business conditions and its current outlook for 2012 on Thursday, April 26, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial 800-750-5845 if calling from the United States or Canada, or dial 212-231-2930 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on April 26 through noon Eastern time on May 3. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21587900 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through September 30, 2012. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business processes and information systems;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro’s ability to successfully implement and/or administer its restructuring programs and produce the desired results;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2011.

# # #

INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Ferro Corporation and Subsidiaries

Consolidated Statements of Net Income (Unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except share and per share
amounts)	2012	2011

Net sales	$466,390	$573,009
Cost of sales	378,067	452,683

Gross profit	88,323	120,326
Selling, general and administrative expenses	77,685	76,818
Restructuring and impairment charges	311	1,630
Other expense (income):
Interest expense	6,740	6,826
Interest earned	(84)	(74)
Foreign currency losses, net	144	1,310
Miscellaneous expense, net	394	518

Income before income taxes	3,133	33,298
Income tax expense	1,719	10,107

Net income	1,414	23,191
Less: Net income attributable to noncontrolling interests	124	301

Net income attributable to Ferro Corporation	1,290	22,890
Dividends on preferred stock	0	(165)

Net income attributable to Ferro Corporation common shareholders	$1,290	$22,725

Earnings per share attributable to Ferro Corporation common shareholders:
Basic earnings per share	$0.01	$0.26
Diluted earnings per share	0.01	0.26

Shares outstanding:
Weighted-average basic shares	86,233,084	85,974,673
Weighted-average diluted shares	86,695,652	87,279,453
End-of-period basic shares	86,291,812	86,152,312

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Loss) (Unaudited)

	Three months ended
(Dollars in thousands)	March 31,
	2012	2011
Segment Net Sales
Electronic Materials	$71,696	$202,347
Performance Coatings	152,514	136,700
Color and Glass Perf. Materials	101,435	99,805
Polymer Additives	87,724	85,862
Specialty Plastics	47,056	42,629
Pharmaceuticals	5,965	5,666
Total Segment Net Sales	$466,390	$573,009

Segment Income (Loss)
Electronic Materials	$(4,690)	$30,748
Performance Coatings	8,059	6,347
Color and Glass Perf. Materials	8,457	9,098
Polymer Additives	6,627	6,580
Specialty Plastics	4,648	1,872
Pharmaceuticals	1,187	1,326

Total Segment Income	24,288	55,971

Unallocated corporate expenses	13,650	12,463
Restructuring and impairment charges	311	1,630
Interest expense	6,740	6,826
Other expense, net	454	1,754

Income before income taxes	$3,133	$33,298

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets

	March 31,	December 31,
(Dollars in thousands)	2012	2011
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$23,271	$22,991
Accounts receivable, net	343,668	306,775
Inventories	243,151	228,813
Deferred income taxes	17,291	17,395
Other receivables	33,915	37,839
Other current assets	10,076	17,086

Total current assets	671,372	630,899

Property, plant and equipment, net	378,988	379,336
Goodwill	215,830	215,601
Amortizable intangible assets, net	11,184	11,056
Deferred income taxes	118,978	117,658
Other non-current assets	89,096	86,101

Total assets	$1,485,448	$1,440,651

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$43,194	$11,241
Accounts payable	217,457	214,460
Accrued payrolls	30,773	31,055
Accrued expenses and other current liabilities	71,789	67,878

Total current liabilities	363,213	324,634

Long-term debt, less current portion	300,530	298,082
Postretirement and pension liabilities	213,253	215,732
Other non-current liabilities	20,954	19,709

Total liabilities	897,950	858,157

Shareholders’ equity	577,188	572,262
Noncontrolling interests	10,310	10,232

Total liabilities and equity	$1,485,448	$1,440,651

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
(Dollars in thousands)	March 31,
	2012	2011
Cash flows from operating activities
Net income	$1,414	$23,191
Depreciation and amortization	13,879	16,229
Precious metals deposits	0	28,086
Accounts receivable	(33,733)	(50,070)
Inventories	(11,929)	(41,891)
Accounts payable	11,554	33,768
Other changes in current assets and liabilities, net	14,404	(14,084)
Other adjustments, net	(6,564)	(23,809)

Net cash used for operating activities	(10,975)	(28,580)

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(22,579)	(16,037)
Proceeds from sale of assets	368	1,132
Other investing activities	0	0

Net cash used for investing activities	(22,211)	(14,905)

Cash flow from financing activities
Net borrowings under loans payable	31,684	52,944
Proceeds from long-term debt	97,918	209,677
Principal payments on long-term debt	(95,673)	(209,677)
Redemption of convertible preferred stock	0	(9,427)
Cash dividends paid	0	(165)
Other financing activities	(440)	331

Net cash provided by financing activities	33,489	43,683
Effect of exchange rate changes on cash and cash equivalents	(23)	360

Increase in cash and cash equivalents	280	558
Cash and cash equivalents at beginning of period	22,991	29,035
Cash and cash equivalents at end of period	$23,271	$29,593

Cash paid during the period for:
Interest	$12,059	$11,540
Income taxes	1,229	6,930

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Three Months Ended March 31 (Unaudited)

	Three months ended March 31, 2012			Three months ended March 31, 2011
(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$466,390		$466,390	$573,009		$573,009
Cost of sales	378,067	$(706)	377,361	452,683	$(1,567)	451,116

Gross profit	88,323		89,029	120,326		121,893

Selling, general and administrative expenses	77,685	(1,757)	75,928	76,818	(1,123)	75,695
Restructuring and impairment charges	311	(311)	0	1,630	(1,630)	0
Other expense, net	454		454	1,754		1,754

Earnings before interest, taxes and noncontrolling interest	9,873		12,647	40,124		44,444

Interest expense	6,740		6,740	6,826		6,826

Total adjustments		(2,774)			(4,320)

Income before taxes	3,133		5,907	33,298		37,618
Income tax expense	1,719			10,107
Income tax expense[1]			1,890			12,038

Net income	1,414		4,017	23,191		25,580
Less: Net income attributable to noncontrolling interest	124		124	301		301

Net Income attributable to Ferro	1,290		3,893	22,890		25,279
Dividends on preferred stock	0		0	(165)		(165)
Net Income attributable to Ferro common shareholders	$ 1,290		$ 3,893	$ 22,725		$ 25,114

Diluted earnings per share	$0.01		$0.04	$0.26		$0.29

1 2012 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three months ended
(Dollars in thousands)	March 31,
	2012	2011

Electronic Materials	$38,024	$80,183
Performance Coatings	152,514	136,700
Color and Glass Perf. Materials	92,585	91,911
Polymer Additives	87,724	85,862
Specialty Plastics	47,056	42,629
Pharmaceuticals	5,965	5,666

Total segment sales excluding precious metals	423,868	442,951
Sales of precious metals	42,522	130,058

Total net sales	$466,390	$573,009

It should be noted that segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Supplemental Information

Prior-Period Segment Income, As Adjusted for a Change in Methodology Related to the Allocation of Corporate Expenses (Unaudited)

	Three months ended
	December	September	June 30,	March 31,
(Dollars in thousands)	31, 2011	30, 2011	2011	2011
Segment Income (Loss)
Electronic Materials	$(1,594)	$16,463	$22,406	$30,748
Performance Coatings	6,120	11,069	10,497	6,347
Color and Glass Perf. Materials	1,539	8,365	10,670	9,098
Polymer Additives	437	4,252	4,515	6,580
Specialty Plastics	2,012	2,717	2,827	1,872
Pharmaceuticals	219	1,254	945	1,326

Total Segment Income	8,733	44,120	51,860	55,971

Unallocated corporate expenses	10,939	7,837	11,061	12,463
Restructuring and impairment charges	12,986	869	1,545	1,630
Interest expense	7,201	7,030	7,352	6,826
Other expense, net	2,696	1,740	820	1,754

Income (loss) before income taxes	$(25,085)	$26,641	$31,082	$33,298

	Three months ended

	December	September	June 30,	March 31,
(Dollars in thousands)	31, 2010	30, 2010	2010	2010

Segment Income
Electronic Materials	$34,849	$31,052	$37,535	$28,573
Performance Coatings	1,837	9,100	12,729	7,737
Color and Glass Perf. Materials	3,387	7,635	8,876	6,134
Polymer Additives	3,911	6,325	2,324	3,467
Specialty Plastics	2,199	4,712	4,100	2,402
Pharmaceuticals	1,372	1,490	723	1,115

Total Segment Income	47,555	60,314	66,287	49,428

Unallocated corporate expenses	16,550	14,853	13,809	13,442
Restructuring and impairment charges	19,625	9,570	21,205	13,332
Interest expense	7,372	10,519	13,766	12,911
Other expense, net	7,932	26,996	(4,006)	1,966

Income (loss) before income taxes	$(3,925)	$(1,624)	$21,513	$7,777